As filed with the Securities and Exchange Commission on April 25, 1995.
                                              Registration No. 33-





                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
                            _______________

                               FORM S-8
                        REGISTRATION STATEMENT
                                 Under
                      THE SECURITIES ACT OF 1933
                            _______________

                    THE BLACK & DECKER CORPORATION
        (Exact name of registrant as specified in its charter)

            Maryland                                  52-0248090
  (State or other jurisdiction of     (I.R.S. Employer Identification No.)
  incorporation or organization)

                          701 East Joppa Road
                        Towson, Maryland  21286
               (Address of principal executive offices)

                    The Black & Decker Corporation
           1995 Stock Option Plan for Non-Employee Directors
                                          (Full title of the plan)

                                         Charles E. Fenton, Esquire
                                     Vice President and General Counsel
                                   The Black & Decker Corporation
                                         701 East Joppa Road
                                       Towson, Maryland  21286
                                           (410) 716-3900
                      (Name, address, including zip code, and telephone number,
                                 including area code, of agent for service)

                                                 Copies to:
                                         Glenn C. Campbell, Esquire
                                            Miles & Stockbridge,
                                         a Professional Corporation
                                               10 Light Street
                                         Baltimore, Maryland  21202
                                               _______________

                                       CALCULATION OF REGISTRATION FEE


                                                        Proposed              Proposed
                                                         maximum               maximum             Amount of
Title of securities             Amount to be         offering price           aggregate          registration
to be registered                  registered          per share(1)        offering price(1)           fee

Common Stock,
par value $0.50
per share ............              150,000             $29.75              $4,462,500             $1,538.81

Preferred Stock
Purchase Rights(2)....              150,000               (2)                    (2)                   (2)



(1) Computed, pursuant to Rule 457, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on April 21, 1995.

(2) The Preferred Stock Purchase Rights are to be issued in tandem with the shares of Common Stock to be purchased from time to time pursuant to the employee benefit plan described herein.  No separate consideration is to be paid for the
Preferred Stock Purchase Rights.

                                               PART II

                         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.         Incorporation of Documents by Reference.

        The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference and made a part hereof:

                (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by the Registrant's Form 10-K/A (Amendment No. 1) filed with the
Commission on April 24, 1995;

                (b) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form
8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") on
January 29, 1985, and any amendment or report filed for the purpose of updating such description; and

                (c) The description of the Registrant's Preferred Stock Purchase Rights contained in the Registrant's
Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on April 29, 1986, and any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.         Description of Securities.

        Not Applicable


Item 5.         Interests of Named Experts and Counsel.

        Not Applicable


Item 6.         Indemnification of Directors and Officers.

        The Maryland General Corporation Law authorizes Maryland corporations to limit the liability of directors and officers to that corporation and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received, (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (iii) in respect of certain other actions not applicable to the Corporation. The Corporation's Charter limits the liability of directors and officers to the fullest extent permitted by the Maryland General Corporation Law.

        The Maryland General Corporation Law also authorizes a corporation to indemnify present and past directors and officers of the corporation or of another corporation for which they may serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation in respect of which the director or officer is adjudged to be liable to the corporation) in which they are made parties by reason of being or having been directors or officers unless it is proved that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Maryland General Corporation Law also provides that, unless limited by the corporation's charter, the corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys' fees) incurred in connection with the proceeding. The Corporation's Charter does not limit the extent of this indemnity.

        The By-Laws of the Corporation permit indemnification of directors and officers to the fullest extent permitted by the Maryland General Corporation Law, and the Corporation's directors and officers are covered by certain insurance policies maintained by the Corporation.


Item 7.         Exemption from Registration Claimed.

        Not Applicable


Item 8.         Exhibits.

Exhibit No.              Description of Exhibit

         4 The Black & Decker Corporation 1995 Stock Option Plan for Non-Employee Directors.

         5               Opinion of Miles & Stockbridge, a Professional
                         Corporation.

        23 Consent of Independent Auditors (the consent of counsel is included in Exhibit 5).

        24               Powers of Attorney.


 Item 9.        Undertakings.

        (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that subparagraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities
Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                 SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Towson, State of Maryland, on April 25, 1995.


                                               THE BLACK & DECKER CORPORATION

                                               By:/s/ CHARLES E. FENTON
                                                      Charles E. Fenton
                                                      Vice President and
                                                      General Counsel


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                          Title                   Date

Principal Executive Officer


/s/ NOLAN D. ARCHIBALD
    Nolan D. Archibald            Chairman, President      April 25, 1995
                                  and Chief Executive
                                  Officer


Principal Financial Officer


/s/ THOMAS M. SCHOEWE
    Thomas M. Schoewe             Vice President and       April 25, 1995
                                  Chief Financial Officer


Principal Accounting Officer


/s/ STEPHEN F. REEVES
    Stephen F. Reeves             Corporate Controller     April 25, 1995

         This Registration Statement also has been signed by the following Directors, constituting a majority of the Board of Directors, by Charles E. Fenton, Attorney-in-Fact:

         Nolan D. Archibald*                       J. Dean Muncaster*
         Barbara L. Bowles*                        Mark H. Willes*
         Malcolm Candlish*                         M. Cabell Woodward, Jr.*
         Alonzo G. Decker, Jr.*
         Anthony Luiso*





*By:/s/ CHARLES E. FENTON                                April 25, 1995
        Charles E. Fenton
        Attorney-In-Fact